EX-99.23.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated March 29, 2005 for the Adirondack Small Cap Fund (the "Fund") and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 and Pre-Effective Amendment No. 1 under the Investment Company Act of 1940 to Adirondack Small Cap Fund’s Registration Statement on Form N-1A (File Nos. 333-121690 and 811-21691), including the reference to our firm under the heading “Independent Public Accountants” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

/s/ Sanville & Company

March 29, 2005

Certified Public Accountants